                                                                    EXHIBIT 99.2

[DORAL FINANCIAL CORPORATION LOGO]


October 15, 2003                                FOR IMMEDIATE RELEASE

Contacts:

Richard F. Bonini                               Mario S. Levis
Senior Executive Vice President                 Senior Executive Vice President
and Chief Financial Officer                     and Treasurer
Tel: (212) 329-3728                             Tel: (787) 474-6709


              DORAL FINANCIAL CORPORATION REPORTS RECORD EARNINGS
                  FOR THE THIRD QUARTER AND NINE MONTHS ENDED
              SEPTEMBER 30, 2003, THE 23rd CONSECUTIVE QUARTER IT
                          HAS ACHIEVED RECORD EARNINGS

         San Juan, Puerto Rico, October 15, 2003 - Doral Financial Corporation (NYSE: DRL), a diversified financial holding company with banking operations in the United States and Puerto Rico and the largest residential mortgage lender in Puerto Rico, reported record results for the third quarter and first nine months of 2003, the 23rd consecutive quarter it has achieved record earnings.

         Net income for the third quarter of 2003 amounted to a record $81.7 million, compared to $58.3 million for the third quarter of 2002, an increase of 40%. For the first nine months of 2003, Doral Financial earned a record $226.6 million, compared to $156.8 million for the same period a year ago, an increase of 45%. For the third quarter of 2003, consolidated earnings per diluted share were $1.05, compared to $0.74 for the third quarter of 2002, which represents an increase of 42%. For the first nine months of 2003, consolidated earnings per diluted share were $2.91, compared to $2.02 for the first nine months of 2002, an increase of 44%. For the first nine months of 2003 Doral Financial achieved a 3.30% return on assets.

         Loan production volume for the third quarter of 2003 was a record breaking $1.7 billion, compared to $1.3 billion for the comparable 2002 period, an increase of 31%. For the first nine months of 2003, loan production volume was $4.7 billion, compared to $3.8 billion for the corresponding 2002 period, an increase of 24%. The increase was principally driven by the continued high demand for new housing in Puerto Rico and refinancing activity consistent with Doral Financial's historical experience for the last 30 years. As a result of such strong mortgage loan production, the servicing portfolio increased to $12.3 billion as of September 30, 2003 from $11.2 billion as of December 31, 2002 and from $10.9 billion as of September 30, 2002.

         For the third quarter of 2003, Doral Financial's total non-interest income increased 63% to $110.9 million, from $68.0 million for the third quarter of 2002. Net gain on mortgage loan sales and fees, the main component of non-interest income, was $98.6 million for the third quarter of 2003 compared to $53.0 million for the corresponding 2002 period. For the first nine months of 2003, Doral Financial's total non-interest income increased 72% to $301.5 million compared to the first nine months of 2002. Net gain on mortgage loan sales and fees was $274.0 million for the first nine months of 2003 compared to $157.2 million for the corresponding period a year ago. The increase was principally due to increased sales volume and favorable pricing.

         Results for the third quarter ended September 30, 2003 also included a gain on trading activities of $15.4 million compared to $4.8 million for the comparable 2002 period reflecting increased gains on options, futures contracts and other derivative instruments used for interest rate management purposes as well as realized gains on sale of trading securities. The gain on trading activities offset the loss of $10.4 million realized on the sale of investment securities for the third quarter of 2003.

         For the quarter ended September 30, 2003, net servicing income was approximately $933,000 compared to a loss of $5.6 million for the third quarter of 2002. For the nine months ended September 30, 2003, net servicing loss was $11.5 million compared to a loss of $6.3 million for the corresponding period of 2002. The increase in servicing loss for the nine-month period ended September 30, 2003 was due to impairment charges related to increases in mortgage prepayment rates, resulting from the low level of interest rates experienced during the first half of 2003. The Company recorded impairment charges of $10.3 million during the first nine months ended September 30, 2003. The net decrease in servicing income was more than offset by increases in gain on mortgage loan sales and fees, gain on sale of securities and other sources of revenue including the creation of new servicing assets.

         For the third quarter of 2003 and 2002, the effective income tax rate of the Company was 20% and 16%, respectively. The increase in the effective tax rate for the third quarter of 2003 reflected increased revenues from the Company's non-tax advantage operations such as its insurance agency and institutional broker-dealer operations.

         Doral Bank, Puerto Rico finished the first nine months of 2003 with $6.7 billion in assets and $2.6 billion in deposits, an increase of 56% and 37%, respectively, from September 30, 2002.

         Doral Bank, New York also continued its steady growth. As of September 30, 2003, Doral Bank NY had assets of $495.5 million and deposits of $327.9 million, an increase of 63% and 37%, respectively, from September 30, 2002.

         Mr. Salomon Levis, Chairman of the Board and Chief Executive Officer, commented on the Company's financial results by stating: "It is a pleasure to once again report Doral's excellent performance for the third quarter and nine months ended September 30, 2003 which represents the 23rd consecutive quarter that Doral has achieved record earnings. The Company surpassed historical records in loan production, new housing financing, mortgage servicing portfolio, bank deposits both in Puerto Rico and New York, earnings, capital and in several key financial ratios".

         The Chairman noted that in spite of an average increase of 100 basis points on mortgage rates experienced during the third quarter, mortgage production broke the previous record achieved during the second quarter of 2003. This sequential increment in mortgage production is the result of the strong demand for new housing in Puerto Rico and the traditional high volume of mortgage refinancings driven principally by debt consolidation considerations rather than interest rate savings.

         The Chairman stated that the Company's recent performance and the continued strength of the Puerto Rico residential mortgage market leads him to remain optimistic about the Company's prospects for the future. The unmet demand for residential housing in Puerto Rico, the Company's principal market, was estimated at 100,000 units. Most of this demand is from moderate to medium income families, the Company's target market segment. The Chairman also believes that the Company's banking subsidiaries in Puerto Rico and New York offer excellent opportunities for growth. The Company's insurance agency and broker-dealer subsidiaries should also continue to contribute increasing amounts of commission and fee income thereby further diversifying the Company's revenue sources.

         The Chairman also stated that the Company maintained an active interest rate risk management program designed to protect the Company's earnings and balance sheet, which consists primarily of high quality assets such as mortgage loans and AAA rated investment securities. This program had successfully protected the Company's earnings and balance sheet during a variety of interest rate scenarios experienced over the last several years.

         The Chairman noted that the strength of the Company's underwriting standards was evidenced by the fact that the overall delinquency ratio for the Company's mortgage servicing portfolio had decreased by approximately 3.6% from a year ago. The Chairman also said that he was proud to report that Doral Financial ranked first among all comparable HUD lenders in the US in terms of loans with the lowest default rate within the first two years of origination for the period ended August 31, 2003.

         The Chairman was also pleased with the sale of $345 million (including the exercise of a $45 million option granted to the initial purchasers) of the Company's 4.75% Perpetual Cumulative Convertible Preferred Stock. The initial sale of $300 million in preferred stock was closed on September 29, 2003 and was sold to institutional investors pursuant to Rule 144A after a one-day marketing period. The Company expects to use $200 million of the net proceeds of the offering to repay its 8.5% medium term notes due July 8, 2004 at maturity and to use the remainder of the net proceeds for general corporate purposes. The Chairman concluded by noting that the Company expected savings associated with paying off the higher cost debt at maturity would represent approximately $3.5 million in 2004.

         Doral Financial's Chief Executive Officer, its Chief Financial Officer and its Treasurer are available to answer appropriate questions regarding earnings results as well as other corporate matters at any time convenient to interested participants. You are welcome to call.

FORWARD LOOKING STATEMENTS

         This press release contains certain "forward-looking statements" concerning the Company's future economic performance. The words or phrases "expect", "anticipate", "look forward", "should" and similar expressions are meant to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.

         The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and to advise readers that various factors, including regional and national economic conditions, changes in interest rates, competitive and regulatory factors and legislative changes, could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from those anticipated or projected.

         The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

                          DORAL FINANCIAL CORPORATION
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (NYSE:DRL)
                                  (UNAUDITED)


                                                        QUARTER ENDED                               NINE MONTHS ENDED
                                     --------------------------------------------------       -------------------------------
                                              SEPTEMBER 30,                  JUNE 30,                 SEPTEMBER 30,
                                     -------------------------------       ------------       -------------------------------
                                         2003               2002               2003               2003                2002
                                     ------------       ------------       ------------       ------------       ------------

Interest income                      $    109,752       $    105,369       $    109,204       $    328,566       $    307,782
Interest expense                           66,819             66,123             69,298            204,450            194,973
                                     ------------       ------------       ------------       ------------       ------------
Net interest income                        42,933             39,246             39,906            124,116            112,809
Provision for
  loan losses                               2,913              2,055              3,618             11,309              3,792
                                     ------------       ------------       ------------       ------------       ------------
Net interest income
  after provision for
  loan losses                              40,020             37,191             36,288            112,807            109,017
                                     ------------       ------------       ------------       ------------       ------------
Non-interest income:
  Net gain on mortgage
    loan sales and fees                    98,619             53,001             98,081            274,025            157,238
  Trading activities                       15,384              4,806             (4,951)            15,334             (6,893)
  (Loss) gain on sale
    of investment securities              (10,392)            10,119              7,002              3,697             16,109
  Servicing income (loss),
    net of amortization
    and impairment                            933             (5,596)            (8,353)           (11,529)            (6,310)
  Commissions, fees
    and other income                        6,353              5,662              7,425             19,993             15,216
                                     ------------       ------------       ------------       ------------       ------------
Total non-interest income                 110,897             67,992             99,204            301,520            175,360
                                     ------------       ------------       ------------       ------------       ------------
Non-interest expense:
  Compensation and
    benefits, net                          21,138             13,449             21,368             63,705             39,998
  Taxes, other than payroll
    and income taxes                        1,879              1,830              1,751              5,387              4,069
  Advertising                               4,053              2,918              3,597             11,413              8,129
  Professional services                     2,098              1,778              2,128              6,198              5,249
  Communication and information
    systems                                 3,481              3,318              3,279              9,778              9,172
  Occupancy and other
    office expenses                         5,787              5,546              5,695             16,924             15,171
  Depreciation and
    amortization                            3,746              3,263              3,631             10,965              8,692
  Other, net                                6,059              3,695              4,518             14,401              9,945
                                     ------------       ------------       ------------       ------------       ------------
Total non-interest
  expense                                  48,241             35,797             45,967            138,771            100,425
                                     ------------       ------------       ------------       ------------       ------------
Income before income
  taxes                                   102,676             69,386             89,525            275,556            183,952
Income taxes                               20,995             11,102             14,548             48,911             27,141
                                     ------------       ------------       ------------       ------------       ------------
NET INCOME                           $     81,681       $     58,284       $     74,977       $    226,645       $    156,811
                                     ============       ============       ============       ============       ============
EARNINGS PER SHARE:
  Basic                              $       1.08       $       0.75       $       0.98       $       2.97       $       2.05
                                     ============       ============       ============       ============       ============
  Diluted                            $       1.05       $       0.74       $       0.96       $       2.91       $       2.02
                                     ============       ============       ============       ============       ============
WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING:
  Basic                                71,923,037         71,835,781         71,901,020         71,898,125         71,782,354
                                     ============       ============       ============       ============       ============
  Diluted                              73,689,031         73,037,447         73,607,700         73,552,667         72,913,228
                                     ============       ============       ============       ============       ============


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
                          DORAL FINANCIAL CORPORATION
                   SELECTED BALANCE SHEET AND OPERATING DATA
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (NYSE:DRL)
                                  (UNAUDITED)


                                                               AS OF
                                     -----------------------------------------------------------
                                     SEPTEMBER 30, 2003     JUNE 30, 2003      DECEMBER 31, 2002
                                     ------------------     -------------      -----------------

BALANCE SHEET DATA
Money market investments                $   901,842          $   986,926          $ 1,417,154
Mortgage loans held-for-sale              1,932,326            2,008,599            2,183,399
Trading securities, at fair
  value                                     815,189              840,956            1,196,179
Securities held-to-maturity               1,691,820            1,382,622              960,626
Securities available-for-sale,
  at fair value                           2,524,062            1,441,259              862,090
Loans receivable, net                     1,308,860            1,210,291            1,022,342
Mortgage servicing
  rights, net                               165,720              156,114              159,881
Total assets                             10,763,729            9,396,446            8,421,689
Deposits                                  2,764,855            2,619,496            2,217,211
Stockholders' equity                      1,508,292            1,150,109            1,044,971
BOOK VALUE PER
  COMMON SHARE                          $     13.62          $     12.82          $     11.37
LOAN SERVICING PORTFOLIO                $12,328,906          $12,000,137          $11,241,523


                                   FOR THE QUARTER ENDED                 FOR THE NINE MONTHS ENDED
                                        SEPTEMBER 30,                          SEPTEMBER 30,
                               ------------------------------          ------------------------------
                                  2003                2002               2003                 2002
                               ----------          ----------          ----------          ----------

OPERATING DATA
Total loan production          $1,681,000          $1,329,000          $4,748,000          $3,771,000


                                     FOR THE QUARTER ENDED         FOR THE NINE MONTHS ENDED
                                          SEPTEMBER 30,                  SEPTEMBER 30,
                                     ---------------------         -------------------------
                                     2003            2002            2003            2002
                                     -----           -----           -----           -----

FINANCIAL RATIOS
Return on average assets              3.28%           3.15%           3.30%           2.89%
Return on average
  common equity                      32.88%          29.44%          31.94%          28.52%
Common stock dividend
  payout ratio                       13.33%          14.86%          14.43%          15.35%
Efficiency ratio                     32.41%          38.78%          34.13%          36.00%


                                              FOR THE QUARTER ENDED           FOR THE NINE MONTHS ENDED
                                                   SEPTEMBER 30,                    SEPTEMBER 30,
                                             -----------------------          -------------------------
                                             2003              2002             2003             2002
                                             -----            ------            -----            -----

CASH DIVIDENDS PER SHARE
Common                                       $0.14            $ 0.11            $0.42            $0.31
Convertible Cumulative Preferred             $0.07            $   --            $0.07            $  --
Noncumulative preferred, Series A            $0.88            $ 0.88            $2.64            $2.64
Noncumulative preferred, Series B            $0.52            $ 0.52            $1.56            $1.56
Noncumulative preferred, Series C            $0.45            $0.455            $1.35            $0.61


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